Exhibit 10.1

CO-OPERATION AGREEMENT

This Co-operation Agreement (“Agreement”) is made and entered into this 17th day of February 2011, by and between:

1. “GreenEra Ltd”, a company duly incorporated and existing under the laws of Cyprus Republic, registration number 246210, having its registered office at 9 Theklas Lyssioti, Xanthi Court, 1st floor, 3030 Limassol, Cyprus (hereinafter “GreenEra”), legally represented for the execution of this Agreement by its Director Mr. Neofytos Lamprou,

2. “Prime Estates & Developments Inc”, a company duly incorporated and existing under the laws of Nevada, USA, which is listed at the OTCBB US market with the ticker “PMLT”, having its office at 200 S. Wacker Drive, Suite 3100, Chicago, Illinois, 60606, USA, (hereinafter “PMLT”), legally represented for the execution of this Agreement by its CEO Mr. Panagiotis Drakopoulos.

hereinafter collectively referred to as “Parties”.

WHEREAS
(A)	GreenEra is a company offering, among others, advisory and financing services and asset management services related to emissions trading and greenhouse gas offset projects.
(B)
PMLT is a public real estate company that has as a purpose to acquire and operate real estate and real estate related assets. Among others PMLT wishes to create a diversified portfolio of real estate assets including forests.

(C)
GreenEra states and represents hereto that it has the undisputed legal right, pursuant to respective agreement (hereinafter “Licensing Agreement”), on a land field in Novo Aripuana, State of Amazonas, Brazil, with a total area of 60.000 ha, as it is described in the attached hereto Annex 1 which constitutes an integral part of this Agreement (hereinafter the “Project”), for exclusive control, exclusive management and exclusive commercial exploitation (which include initial evaluation, identification, registration, certification, sale, transfer or assignment to any form or method) of:

d)	The total amount of all kinds, nature and source of carbon credits, deriving from the aforementioned Project;
e)
Any business, relating to or arising from or resulting in the future to any other, more specific nature, type and source, carbon credits, which will be derived from the aforementioned Project, during the course of the established agreement. Such business and commercial exploitation may include, not restrictively, the planning, development and construction of projects or undertaking in relation to water or other aquatic ecosystems, recognition, registration, certification, negotiation, sale or transfer in any manner or method, one or more units of any particular form, nature or origin of carbon credits; and

f)
Any other business activity of the Project, directly or indirectly relevant to any kind, nature of origin carbon credits derived in the present or in the future and from any specific element of the Project, such as forest or an area of forest, soil, water, ecosystems, etc, provided that their management and trading are environmentally and ecologically appropriate and acceptable.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1	Scope of this Agreement
1.1	With this Agreement, the Parties agree to collaborate with the terms defined hereto. In particular, the Parties mutually agree the following:
1.2	GreenEra transfers all its rights and obligations that derive from the attached Licensing Agreement with the owner of the 60,000 ha property to PMLT.

1.3
PMLT undertakes hereto the obligation to finance all needed expenses in order to issue the carbon credits that can derive from the aforementioned property. Both parties agree that the estimated cost of the carbon credits registration and issuance cannot exceed the amount of $1,200,000. Also, PMLT becomes the manager of the property and can develop plans for any other type of exploitation of the estate.

1.4	PMLT hires GreenEra to be the Developer concerning the carbon credit projects that can derive from the 60,000 ha property.
1.5
PMLT will do the Due Diligence on the property’s titles and all other documents of the property and in case that the Due Diligence is not successful, then PMLT will have the right to cancel the present Agreement.

1.6	GreenEra as the Developer of the project will be responsible to provide the following services:
Provide management and advices at the following subjects:
a) Selection and follow up of the appropriate company for the execution of the needed PIN (Project Idea Note) and PDD (Project Development Design) for the attached 60,000 ha land.

b) Project Management of all the Carbon Credits Registration Cycle for the attached 60,000ha land. (The Carbon Credit Registration Cycle means all actions need to be taken in order to issue the carbon credits and deposit them on a Carbon Credit Registry).

GreenEra as the Developer will advice and propose the proper company or companies that will be responsible to execute the PIN, the PDD, the validation, and the verification of the Project. The decision of the company or companies that will be hired for these jobs will be a decision that PMLT will take. All other decisions for the management and the day to day operation of the project will be made by the Developer.
1.7
At the latest within ten (10) days, GreenEra will deliver to PMLT for the attached property that is identified in Annex 1 hereto, copies of the Licensing Agreement as well as each and every license, permit, decision of any competent authority or body or state, certificate and generally any and all other information or document related to such Projects which will be deemed necessary and is available by GreenEra, for the performance of a Legal, Financial/Tax and Commercial Due Diligence of the Project, as this shall be determined by the counsels and consultants who will undertake the Due Diligence of the Project. The Due Diligence shall be assigned by PMLT to counsels and consultants of its choice. The cost of the Due Diligence shall be paid by PMLT.

1.
The Due Diligence will be performed in order to be ascertained that GreenEra has for the Project identified in Annex 1 all of the rights mentioned in paragraph (C) of the WHEREAS or such other rights that to the determination of PMLT are necessary to be passed to PMLT with respect to this Project. Accordingly the successful or not outcome of the Due Diligence shall be determined in the sole discretion of PMLT.

2.
GreenEra undertakes the obligation hereto that as of the date of signing of this Agreement and throughout its term, it shall not provide, assign, transfer, or otherwise dispose of, have any encumbrance on, or limit or limit in any way whatsoever any of the rights it currently gives on the Project.

3.
PMLT undertakes the obligation to finance in total the attached Project of Annex 1. However, both parties agree that the estimated cost of the carbon credits registration and issuance cannot exceed the amount of $1,200,000.

2	Costs – Liability
2.1
The compensation to GreenEra for its services as the Developer of the carbon credit projects hereto is agreed to be $5,000 per month. The obligation and the payments of $5,000 per month will start on the 1st of April of 2011. PMLT will also reimburse to GreenEra the amounts of the invoices of the expenses that will be needed in order to complete the registration process and issue the carbon credits. The obligation ends at the time that the Licensing Agreement ends.

2.2
The liability of the Parties for any claim arising pursuant to this Agreement shall be limited to direct damages actually incurred. The Parties shall not be liable to each other for any incidental, indirect or consequential damages, including but not limited to loss of profit.

3	Term and Termination

3.1
This Agreement shall come into force upon its signing by both Parties hereto and shall be valid until the expiration date of the Licensing Agreement.  All rights of the property are transferred to PMLT for all the period of the Licensing Agreement (about 34 years left). The obligation for management fees to GreenEra, as the Developer of the project, terminates at the time that the Licensing Agreement ends.

3.2
Each Party shall be entitled to terminate this Agreement in case of breach by the other Party of a material obligation under this Agreement, which is not remedied within reasonable time after written notification to such Party.

4	Miscellaneous
4.1	The Parties agree that this is a binding agreement.
4.2	The Parties express hereto their intent to cooperate further in similar projects or Joint Ventures.
4.3	Nothing in this Agreement shall grant either Party the right to make commitments of any kind on behalf of the other Party without prior written consent of the latter.
4.4	Neither Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party.
4.5
The Parties further undertake to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to carry out the undertakings of the Parties with respect to this Agreement.

4.6
If any provision contained in this Agreement is for any reason held to be invalid, illegal or non-enforceable in any respect, such invalidity, illegality or non-enforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or non-enforceable provisions had never been contained herein and as a consequence shall not affect the validity of this Agreement, unless it is proved that without the invalid provision the Parties would not have entered this Agreement.

4.7
This Agreement does not constitute a partnership, joint venture or any other form of business association or agency. None of the Parties is the agent of the others nor is entitled to enter into contracts or assume obligations for the other Party or make any warranties or representations on behalf of the other Party.

4.8	This Agreement shall not be modified or amended, nor shall any waiver of right hereunder be effective unless set forth in a document executed by duly authorized representatives of all Parties.
4.9	The scope of this Agreement supersedes any previous understanding, commitment or agreements, oral or written of the Parties on the subject matter.
4.10
This Agreement shall be governed and construed in accordance with the Cyprus law. Any and all disputes arising in connection with the present Agreement (including any dispute as to its validity, meaning, effect or termination) shall be finally resolved by Arbitration.

In Witness thereof, the Parties have executed this Agreement on the date herein below written:

On behalf of GreenEra Name: Neofytos Lamprou / Director Signature:
On behalf of Prime Estates & Developments Inc. Name: Panagiotis Drakopoulos / CEO Signature: